Exhibit 99.1

American Shared Hospital Services Reports First Quarter 2023 Financial Results

- Received approvals to place upgraded equipment in Ecuador & at new Cancer Center JV in Mexico; Start up for both systems expected in Q3 2023 -

-Announces 2nd Order of 2023 and New CFO Robert Hiatt-

-Conference Call Friday May 12th at 12:00pm ET / 9:00am PT-

SAN FRANCISCO, CA, May 12, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

●	Total revenue in the first quarter was $4,925,000, an increase of 1.6% from the comparable period in 2022. Total proton therapy revenue increased 13.5% period-over-period; fractions decreased 5.7%.

●	Gross margin was $1,908,000, a period-over-period decrease of 7.7%. The gross margin percentage was 38.7% of revenue.

●	Operating income for the first quarter of 2023 was $98,000 compared to operating income of $600,000 in the first quarter of 2022, a decrease of 83.7%.

●

Net income attributable to American Shared Hospital Services in the first quarter was $188,000, or $0.03 per diluted share, compared to net income of $269,000, or $0.04 per diluted share, for the same period in the prior year.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1,903,000 for the first quarter of 2023, compared to $1,922,000 for the first quarter of 2022.

●	Cash at March 31, 2023 was $13,201,000 compared to $12,453,000 at December 31, 2022.

●	Appointed new Chief Financial Officer, Robert Hiatt, a seasoned financial executive with experience at both public and private companies.

●

Announced second order for the year for a 5-year contract extension at an existing domestic Gamma Knife site, that includes an upgrade from a Perfexion to the Leksell Gamma Knife Esprit, the latest model. This follows the first order of the year that totaled $1.3 million from a new customer.

Ray Stachowiak, Executive Chairman of AMS, commented, “I am pleased to announce that in April, Bob Hiatt joined our team as Chief Financial Officer. Bob is a seasoned financial executive who has served as CFO at both public and private companies, and I believe that he will make a significant impact in the evolving growth of our company. In addition, we’ve been investing for future growth and those investments are expected to contribute further throughout the year. In the past twelve months we’ve added our new CEO, Peter Gaccione, a very seasoned, well known and well respected executive in our industry. We also added Tim Keel, our Vice President of Domestic Sales and Business Development, and Ranjit Pradham, our new in-house Customer Advocate, to grow our current client relationships. Ernie Bates, Vice President of International Sales and Business Development, is flourishing in developing our international opportunities. Craig Tagawa, our President, will continue to provide valuable contributions in the structuring and negotiation of our future orders. We believe that all of these investments are necessary to advance future revenue growth, although they have currently added to our selling expenses, as can be seen in the first quarter results.”

“We’re excited to announce that we recently received the approvals to install the upgraded Gamma Knife ICON in Ecuador, as well as the approval for the new linear accelerator, or LINAC, for our new Cancer Center joint venture in Puebla, Mexico. Installation of this new LINAC has already begun. We expect the start-up of both systems, and contributions to revenue, during the third quarter of this year. We continued to generate strong positive cash flow during the first quarter despite its challenges. We ended the quarter with over $13 million in cash, or approximately $2.03 per share, which underscores the financial strength of our business,” concluded Mr. Stachowiak.

Peter Gaccione, Chief Executive Officer of AMS, added, “From a sales and marketing perspective AMS had a good start to the year. Our sales pipeline is now full of solid possibilities that includes a range of advanced radiation equipment in a variety of settings. This includes the recent expansion of our business model to also consider the development of our own majority-owned proton beam and radiation oncology centers in the U.S. We see an opportunity in this area given the recent market consolidation and AMS’ deep financial expertise.”

“Total Gamma Knife procedures were again a bit lower in the quarter and our new customer advocate has been working closely with the three lowest volume Gamma Knife sites in the U.S. to address any issues. One of those discussions has already resulted in the five-year contract extension and our second new order of the year that we announced today. The order is for an upgrade to the Leksell Gamma Knife Esprit, the latest model, and it will be one of the first Esprits in the U.S. when it is installed, which we expect will be during the fourth quarter.”

“Looking ahead, with stronger international growth on the horizon from additional treatment capabilities, numerous new contract possibilities working their way through the complex sales cycles, and a strong financial position, we’re confident that AMS is poised for new growth,” concluded Mr. Gaccione.

Financial Results for the Three Months Ended March 31, 2023

For the three months ended March 31, 2023, revenue increased 1.6% to $4,925,000 compared to $4,847,000 in the year ago period.

First quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 13.5% to $2,314,000 compared to revenue for the first quarter of 2022 of $2,039,000 primarily due to higher average reimbursement for the current period.

Total proton therapy fractions in the first quarter were 1,536 compared to 1,628 proton therapy fractions in the first quarter of 2022, a decrease of 5.7% or 92 fractions, which is within the typical quarterly fluctuation range.

Total revenue for the Company's Gamma Knife operations decreased 7.0% to $2,611,000 for the first quarter of 2023 compared to $2,808,000 for the first quarter of 2022. Gamma Knife domestic revenue declined 8.9% to $1,915,000 and international revenue decreased 1.4% to $696,000 for the first three months of 2023 compared to 2022. The decline in overall Gamma Knife revenue was due to a decrease in procedures, partially offset by an increase in average reimbursement. The increase in average reimbursement continues to be driven by a favorable shift in payor mix to more commercial payors.

Total Gamma Knife procedures decreased by 10.9% to 293 for the first quarter of 2023 from 329 in the first quarter of 2022, within the range of normal, cyclical fluctuations. Gamma Knife domestic procedures declined 15.0% to 216 and international procedures increased 2.7% to 77 for the first three months of 2023 compared to 2022.

Gross margin for the first quarter of 2023 decreased 7.7% to $1,908,000, or 38.7% of revenue, compared to gross margin of $2,067,000, or 42.6% of revenue, for the first quarter of 2022.

Selling and administrative costs increased by 16.7% to $1,539,000 for the first quarter of 2023 compared to $1,319,000 for the same period in the prior year primarily due to higher sales and related fees associated with new business opportunities. Net interest expense was $184,000 in the 2023 period compared to $148,000 in the comparable period of last year, an increase of 24.3%. The increase stems from an increase in the interest rate on the Company’s variable rate debt.

Operating income for the first quarter of 2023 was $98,000 compared to operating income of $600,000 in the first quarter of 2022, a decrease of 83.7%, reflecting higher operating costs and selling and administrative expenses.

Income tax expense decreased 67.0% to $68,000 for the first quarter of 2023 compared to $206,000 for the same period in the prior year. The decrease in income tax expense for the current period was primarily due to lower earnings during the current period and in the prior year, return-to-provision adjustments arising from foreign tax returns, as well as permanent domestic tax differences.

Net income attributable to American Shared Hospital Services in the first quarter of 2023 was $188,000, or $0.03 per diluted share, compared to net income of $269,000, or $0.04 per diluted share, for the first quarter of 2022. The decrease was primarily due to higher interest expense, and higher selling and administrative expense to support the Company’s pursuit of new business opportunities. Fully diluted weighted average common shares outstanding were 6,472,000 and 6,299,000 for the first quarter of 2023 and 2022, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,903,000 for the first quarter of 2023, compared to $1,922,000 for the first quarter of 2022.

Balance Sheet Highlights

At March 31, 2023, cash, cash equivalents, and restricted cash was $13,201,000 compared to $12,453,000 at December 31, 2022. American Shared Hospital Services' equity (excluding non-controlling interests in subsidiaries) at March 31, 2023 and December 31, 2022 was $21,909,000 or $3.54 per outstanding share and $21,625,000, or $3.50 per outstanding share, respectively.

Conference Call and Webcast Information

AMS has scheduled a conference call to review its financial results for today, May 12, 2023 at 9:00 a.m. PT / 12:00 p.m. ET.

To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 1786295 through May 19, 2023. The call will also be available for replay on the Company’s website, www.ashs.com, for one year.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (“ASHS”) is a leading provider of creative financial and turnkey solutions to Cancer Treatment Centers, hospitals, and large cancer networks worldwide. The Company works closely with major global Original Equipment Manufacturers (“OEM’s”) that provide leading edge clinical treatment systems and software to treat cancer using Radiation Therapy and Radiosurgery. Major products the Company is able to provide include MR Guided Radiation Therapy Linacs, Advanced Digital Linear Accelerators, Proton Beam Radiation Therapy Systems, Brachytherapy systems, and through the Company’s GK Financing partnership with Elekta, the Leksell Gamma Knife products and services. GK Financing, a subsidiary of ASHS, is a leading global provider of Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). For more information, please visit: www.ashs.com.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2022, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 20, 2023.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

- Tables Follow -

American Shared Hospital Services
Condensed Consolidated Statements of Income

	Summary of Operations Data
	(Unaudited)

	Three months ended March 31,

	2023	2022
Revenues	$4,925,000	$4,847,000
Costs of revenue	3,017,000	2,780,000
Gross margin	1,908,000	2,067,000
Selling and administrative expense	1,539,000	1,319,000
Interest expense	271,000	148,000
Operating income	98,000	600,000
Interest and other income	70,000	-
Income before income taxes	168,000	600,000
Income tax expense	68,000	206,000
Net income	100,000	394,000
Less: Net loss (income) attributable to non-controlling interest	88,000	(125,000)
Net income attributable to American Shared Hospital Services	$188,000	$269,000

Earnings per common share:
Basic	$0.03	$0.04
Diluted	$0.03	$0.04

Weighted Average Shares Outstanding:
Basic	6,306,000	6,201,000
Diluted	6,472,000	6,299,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	3/31/2023	12/31/2022
Cash, cash equivalents, and restricted cash	$13,201,000	$12,453,000
Current assets	$19,571,000	$18,723,000
Total assets	$43,547,000	$43,956,000

Current liabilities	$5,254,000	$5,175,000
Shareholders' equity, excluding non-controlling interests	$21,909,000	$21,625,000

American Shared Hospital Services
Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
	(Unaudited)

	Three months ended March 31,
	2023	2022
Net Income	$188,000	$269,000
Plus (less): Income tax expense	68,000	206,000
Interest expense	271,000	148,000
Interest (income)	(87,000)	-
Depreciation and amortization expense	1,367,000	1,212,000
Stock-based compensation expense	96,000	87,000
Adjusted EBITDA	$1,903,000	$1,922,000